Exhibit 99.1

SOLAR POWER, INC ANNOUNCES NEW ADDITIONS TO ITS
SENIOR MANAGEMENT TEAM

FOR IMMEDIATE RELEASE

For additional information contact:

Stephen C. Kircher, CEO	Matthew Hayden, President
Solar Power, Inc.	Hayden Communications International, Inc.
(916) 745-0900	(760) 944-0034
matt@haydenir.com

Roseville, CA, December 28, 2007 - Solar Power, Inc. (SPI) (OTC Bulletin Board: SOPW), a vertically integrated manufacturer of photovoltaic (PV) modules , designer and installer of PV solar electric systems for commercial, public and  residential customers in the United States, announced today several additions and changes to its Senior Management Team.

Mr. Jeff Winzeler is replacing Mr. Glenn Carnahan as the Company’s Chief Financial Officer. Mr. Winzeler’s financial experience includes his previous role as CFO at International DisplayWorks and Group Controller for Intel Corporation’s FLASH Group in Folsom, California, where he managed all fiscal aspects of the $2 billion FLASH memory division. Mr. Winzeler served as President of our franchise operations, Yes! Solar, Inc. since January 2007.  Mr. Todd Lindstrom, who served as President of Operations of our solar construction subsidiary, SPIC, Inc. since June 2006, will replace Mr. Winzeler as President of Yes! Solar, Inc. Franchise Operations and brings 20 years of combined experience in the sales, construction, franchise and financing arenas.

Additionally, Mr. Eric Hafter has been appointed as President, SPIC, Inc., our construction subsidiary. Previously, he was the Senior Director of a consulting business focusing on all aspects of the solar industry. Prior to that he served for over ten years on the board of directors for PowerLight Corporation, where he joined the senior management team as General Manager of European Operations in 2004 and spearheaded PowerLight’s entry into Germany and Southern Europe. Accomplishments during his tenure include the completion of the world's first ten megawatt PV plant and the development of three major solar power plants located in Germany. In 2005, Mr. Hafter’s team managed the site development and negotiated the sale of an eleven megawatt solar power park to General Electric Energy Finance, which during 2007 became the world's largest PV output system. Collectively, Mr. Hafter’s experience includes over 25 years of developing large scale renewable energy and commercial property projects, including retail shopping, commercial and residential projects.

“We are very pleased with these additions and changes to our Senior Management team,’ stated Steve Kircher, CEO and Chairman of Solar Power, Inc. “As our Company continues to evolve we will evaluate ways to further improve our organization. Jeff Winzeler has proven himself as a CFO with a strong financial acumen for rapidly growing companies with both manufacturing and China based operations. We are appreciative of Jeff’s contributions in getting our franchise model launched and believe Todd Lindstrom is ideally suited to continue development of that operation. Additionally, we are extremely pleased to have Eric Hafter join our company. His broad based experience and expertise in renewable energy and commercial property development are ideally suited to help us achieve our goals as we continue to sign large contracts and grow our business during 2008 and beyond.’

About Solar Power, Inc.
Founded in 2005, Solar Power Inc. (SPI) is a vertically integrated solar energy solution provider offering the North American residential, commercial and public sector building markets a complete solution through a single brand. With a state of the art manufacturing facility in Shenzhen, China, Solar Power Inc. provides turnkey design-build solutions through its Sacramento, California headquarters and a growing retail distribution network.

Safe Harbor Statement:

This release contains certain “forward-looking statements” relating to the business of Solar Power, Inc., its subsidiaries and the solar industry, which can be identified by the use of forward looking terminology such as “believes, expects” or similar expressions. The forward looking statements contained in this press release include statements regarding SPI’s expected revenue from the project, the targeted completion date for the project, expected revenue guidance for fiscal 2008 and guidance regarding expected profitability in fiscal 2008. These statements involve known and unknown risks and uncertainties that could cause actual results to differ materially, including, but are not limited to, the negotiation and the terms of the formal contract among the parties, unanticipated delays or difficulties encountered in construction of the project, general business conditions, managing growth, and political and other business risk, executing on formal contracts for construction, the possibility that existing orders could be modified or cancelled, the timing and nature of customer orders, risks associated with supply chain management, and cost containment on key product components. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks and other factors detailed in SPI’s reports filed with the Securities and Exchange Commission, including the risk factors set forth in SPI’s Current Report on Form 8-K filed on December 3, 2007. SPI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.